Travelzoo.com Sales
800 W. El Camino Real, Ste. 180
Mountain View, CA 9404
Tel: 650.323.7000
Fax 650-323.7014




October 10, 1998



Travelzoo.com Corporation
Rovert House, Market Street, North
PO Box N-259
Nassau
Bahamas


Dear Sirs,

This is to confirm our agreement that Travelzoo.com Corporation will outsource the classifieds publishing business for the Travelzoo.com website to our company. We will manage the technical platform and manage and handle marketing, customer support, and billing.

Our company acts independently and conducts the business in such manner as it regards appropriate.

Our company will pay Travelzoo.com Corporation quarterly the net income from the classifieds publishing business, after deducting a 5% commission.

This contract can be terminated by each party with a 90 days notice.

Sincerely,


/s/  Ralph Bartel
----------------------------------------
Ralph Bartel
President